Filed Pursuant to Rule 424(b)(7)
Registration No. 333-194186

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated February 27, 2014

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 27, 2014)

14,000,000 Shares

Bankrate, Inc.

Common Stock

This prospectus supplement relates to the shares of common stock of Bankrate, Inc. being sold by the selling stockholder identified in this prospectus supplement. The selling stockholder identified in this prospectus is selling 14,000,000 of our shares. The underwriters may also purchase up to an additional 2,100,000 shares from the selling stockholder at a price of $                 per share within 30 days from the date of this prospectus supplement. We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholder or the sale of shares by the selling stockholder upon the exercise, if any, by the underwriters of its option to purchase additional shares, as discussed below.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “RATE”. The last reported closing sale price of our common stock on February 26, 2014 was $20.45 per share.

Investing in our common stock involves risks. See the risks that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholder

Per share

Total

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment on or about                 , 2014.

Goldman, Sachs & Co.	BofA Merrill Lynch	RBC Capital Markets

Stephens Inc.

The date of this prospectus supplement is                 , 2014.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and any free writing prospectus with respect to the offering filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the selling stockholder nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should assume that the information in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed with the SEC and the documents incorporated by reference is accurate only as of their respective dates regardless of its time of delivery or the time of any sales of our common stock. Our business, financial condition, results of operations or cash flows may have changed since the date of this prospectus supplement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the shares of common stock the selling stockholder is offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we or the selling stockholder may offer from time to time, some of which may not apply to the common stock it is offering. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Neither we nor the selling stockholder has authorized any other person to provide any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We and the selling stockholder are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge on our website at http://www.bankrate.com. Our website or any other website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part and you should not rely on any such information in making your investment decision.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement or the accompanying prospectus. Accordingly, we incorporate by reference in this prospectus supplement the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File Number 001-35206) prior to the termination of the offering of securities under this prospectus supplement (excluding information deemed to be furnished and not filed with the SEC), which shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing thereof:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014 (our “Annual Report on Form 10-K”);

•

The information set forth under the captions “Proposal 1: Election of Directors,” “Corporate Governance,” “Executive Officers,” “Executive Compensation,” “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2013 (our “Definitive Proxy Statement”); and

•	Current Report on Form 8-K filed on September 3, 2013.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus supplement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus supplement incorporates. You may request copies by writing or telephoning us at the following:

Bankrate, Inc.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

Attn: Investor Relations

Telephone: (561) 630-2400

S-iii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, revenues, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon certain assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on, and speak only as of, the respective date of the document incorporated by reference or the date of this prospectus supplement.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are discussed under “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K and other reports filed from time to time with the SEC. All forward-looking information in this prospectus supplement and documents incorporated by reference herein and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

Some of the factors that we believe could affect our results include, without limitation: the willingness of our advertisers to advertise on our websites or mobile applications; increased competition and its effect on our website traffic, advertising rates, margins and market share; our dependence on internet search engines to attract a significant portion of the visitors to our websites or mobile applications; the number of consumers seeking information on the financial products we have on our websites or mobile applications; interest rate volatility; technological changes; our ability to manage traffic on our websites or mobile applications and service interruptions; our ability to maintain and develop our brands and content; the fluctuations of our results of operations from period to period; our indebtedness and the effect such indebtedness may have on our business; our need and our ability to incur additional debt or equity financing; our ability to integrate the operations and realize the expected benefits of businesses that we have acquired and may acquire in the future; the effect of unexpected liabilities we assume from our acquisitions; changes in application approval rates by our credit card issuer customers; our ability to successfully execute on our strategy, including without limitation our insurance quality initiative and our mobile strategy, and the effectiveness of our strategy; our ability to attract and retain executive officers and personnel; the impact of defense of and resolution of lawsuits to which we are a party; our ability to protect our intellectual property; the effects of facing liability for content on our websites or mobile applications; our ability to establish and maintain distribution arrangements; our ability to maintain good working relationships with our customers and third-party providers and to continue to attract new customers; the effect of our expansion of operations in the United Kingdom and China and possible expansion to other international markets, in which we may have limited experience; the willingness of consumers to accept the Internet and our online network as a medium for obtaining financial product information; the strength of the U.S. economy in general and the financial services industry in particular; changes in monetary and fiscal policies of the U.S. Government; changes in consumer spending and saving habits; review of business and operations by regulatory authorities; changes in the legal and regulatory environment; changes in accounting principles, policies, practices or guidelines; and our ability to manage the risks involved in the foregoing.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement or the documents incorporated by reference may not in fact occur. Accordingly, investors should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

S-iv

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement and the documents we incorporate by reference and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision. As used in this prospectus supplement and accompanying prospectus, “Bankrate,” the “company,” “we,” “our” and “us” mean Bankrate, Inc. and its subsidiaries on a consolidated basis.

Our Company

Bankrate is a leading publisher, aggregator and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, our flagship website, and other owned and operated personal finance websites, including, but not limited to, CreditCards.com, Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, InsuranceQuotes.com, CarInsuranceQuotes.com, AutoInsuranceQuotes.com, InsureMe.com, and NetQuote.com, and our online network had over 250 million visits in 2013. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of approximately 600 local markets in all 50 U.S. states, Bankrate generates approximately 180,000 distinct rate tables capturing, on average, over three million pieces of information weekly. Bankrate develops and provides web services to over 100 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, CNN Money, CNBC and Comcast. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Our sources of revenue include display advertising, performance-based advertising, lead generation, distribution arrangements and traditional media avenues, such as syndication of editorial content and subscriptions. During the year ended December 31, 2013, we generated revenue of $457.4 million, a net loss of $10.0 million, Adjusted EBITDA of $121.9 million, and cash provided by operating activities of $105.3 million. See “Summary Historical Financial Data” below for a reconciliation of net (loss) income to Adjusted EBITDA.

Additional financial information is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, each of which is included in our Annual Report on Form 10-K.

Bankrate, Inc. was reincorporated as a Delaware corporation on April 15, 2011 by merging with and into a newly formed Delaware corporation, which was renamed “Bankrate, Inc.” The principal executive offices of Bankrate are located at 11760 U.S. Highway One, Suite 200, North Palm Beach, Florida 33408, and the telephone number is (561) 630-2400. We also maintain an Internet site at http://www.bankrate.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part and you should not rely on any such information in making your investment decision.

Our Sponsor

Apax Partners (“Apax”) is an independent global partnership focused on long-term investment in growth companies. It operates across the United States, Europe and Asia and has more than 35 years of investing experience. Funds under the advice and management of Apax Partners globally total over $40 billion. These funds provide long-term equity financing to build and strengthen world-class companies. Funds advised by Apax Partners invest in companies across its global sectors of Tech & Teleco, Consumer, Healthcare and Services. See “Selling Stockholder” herein and “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement, and the other documents referred to herein for more information with respect to our relationship with funds advised by Apax Partners.

THE OFFERING

Common stock offered by the selling stockholder	14,000,000 shares (16,100,000 shares if the underwriters exercise their option in full).

Common stock outstanding	102,804,500 shares.

Listing	Our common stock is listed on the NYSE under the symbol “RATE”.

Underwriters’ option to purchase additional shares	The selling stockholder has granted the underwriters an option to purchase up to an additional 2,100,000 shares of common stock from the selling stockholder within 30 days from the date of this prospectus supplement.

Use of proceeds	We will not receive any of the proceeds from the sale of shares in this offering, including any sales pursuant to an exercise of the overallotment option. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus supplement. See “Use of Proceeds” and “Selling Stockholder.”

Dividend policy	We have not declared or paid any dividends on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and do not anticipate paying any cash dividends for the common stock in the foreseeable future. Our ability to pay dividends on our common stock is currently limited by the covenants of our notes and revolving credit agreement and may be further restricted by the terms of any future debt agreements or preferred securities. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. See “Dividend Policy”.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-7 of this prospectus supplement and any risk factors described in the documents we incorporate by reference, as well as all the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference, before investing in our common stock.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ option to buy up to 2,100,000 additional shares of common stock from the selling stockholder and does not give effect to the activity relating to exercise of stock options subsequent to February 1, 2014.

SUMMARY HISTORICAL FINANCIAL DATA

The following table presents our summary historical financial data. The consolidated statements of operations data for the years ended December 31, 2013, 2012 and 2011 and the consolidated balance sheet data at December 31, 2013 and 2012 are derived from our audited consolidated financial statements appearing in Item 8 of our Annual Report on Form 10-K.

The information set forth below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, each included in our Annual Report on Form 10-K, incorporated by reference herein.

	Year Ended December 31
	2013	2012	2011(1)
(In thousands, except share and per share data)
Statement of Operations Data:
Revenue	$457,432	$457,164	$424,200
Cost of revenue (excludes depreciation and amortization)	150,260	145,758	143,265
Stock-based compensation—cost of revenues	790	599	445

Gross margin	306,382	310,807	280,490

Operating expenses:
Sales	13,300	14,727	12,081
Marketing	112,157	125,209	85,533
Product development	17,079	15,531	13,881
General and administrative	43,719	32,802	34,002
Stock-based compensation	17,170	8,521	5,064
Legal settlements	—	874	—
Acquisition, offering and related expenses and related party fees	50	335	44,248
Restructuring charges	—	—	1,272
Changes in fair value of contingent liabilities	16,065	(2,645)	292
Depreciation and amortization	60,127	52,854	43,536

	279,667	248,208	239,909

Income (loss) from operations	26,715	62,599	40,581
Other expense	—	—	—
Interest expense, net	24,981	25,771	31,786
Loss on early extinguishment of debt	17,175	—	16,629

Loss (income) before income taxes	(15,441)	36,828	(7,834)
Income tax expense (benefit)	(5,439)	7,497	5,588

Net (loss) income	$(10,002)	$29,331	$(13,422)

Basic and diluted net (loss) income per share:
Basic	$(0.10)	$0.29	$(0.14)
Diluted	(0.10)	0.29	(0.14)
Weighted average common shares outstanding:
Basic	100,108,316	99,985,782	94,160,687
Diluted	100,108,316	100,831,459	94,160,687

	Year Ended December 31
	2013	2012	2011(1)
(In thousands, except share and per share data)
Cash Flow Data:
Net cash provided by operating activities	$105,303	$77,281	$48,315
Net cash used in investing activities	(33,213)	(45,334)	(95,712)
Net cash (used in) provided by financing activities	74,410	(4,741)	(11,797)

Balance Sheet Data:
Cash and cash equivalents	$230,071	$83,590
Working capital	225,463	102,534
Intangible assets, net	350,206	382,732
Goodwill	611,975	602,173
Total assets	1,296,811	1,160,150
Total stockholder’s equity	838,962	828,151

Other Financial Data:
Adjusted EBITDA(2)	$121,907	$123,137	$135,438

(1)	Includes the acquired assets and liabilities of Trouve Media, Inc. and InsWeb Corporation from their respective dates of acquisition.
(2)	Adjusted EBITDA represents net (loss) income adjusted for income taxes, interest, depreciation and amortization, change in fair value of contingent acquisition consideration, loss on extinguishment of debt, legal settlements, acquisition, offering and related expenses and related party fees, restructuring charges restructuring charges, CEO transition costs and stock-based compensation. Adjusted EBITDA is a supplemental measure of our performance and is not a measurement of our performance under GAAP and should not be considered as an alternative to net income or other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Management believes that the presentation of Adjusted EBITDA provides useful information to investors regarding our results of our operations because it assists in analyzing and benchmarking the performance and value of our business. Our determination of Adjusted EBITDA may differ from the way other companies may calculate Adjusted EBITDA. The following table reconciles our net (loss) income to Adjusted EBITDA:

	Year Ended December 31
	2013	2012	2011
(In thousands)
Net (loss) income	$(10,002)	$29,331	$(13,422)
Interest and other expenses	24,981	25,771	31,786
Income tax (benefit) expense	(5,439)	7,497	5,588
Depreciation and amortization	60,127	52,854	43,536

EBITDA	69,667	115,453	67,488
Change in fair value of contingent liabilities	16,065	(2,645)	292
Loss on extinguishment of debt	17,175	—	16,629
Legal settlements(a)	—	874	—
Acquisition, offering and related expenses(b)	50	335	44,248
CEO transition(c)	6,802	—	—
Restructuring charges(d)	—	—	1,272
Stock-based compensation(e)	12,148	9,120	5,509

Adjusted EBITDA	$121,907	$123,137	$135,438

(a)	Relates to the settlement of certain lawsuits and related claims including those with Lower Fees, Inc.
(b)	Represents costs related to our initial public offering, the December 2011 secondary offering, the acquisition of InsWeb and advisory fees to shareholders in 2011 and represents costs related to various acquisitions in 2012 and 2013.
(c)	CEO transition costs are recorded in general and administrative expenses.

	Year Ended December 31
	2013	2012	2011
(In thousands)
CEO transition costs	$990	$—	$—
Stock-based compensation (equity award modification)	5,812	—	—

Total	$6,802	$—	$—

(d)	Represents costs incurred as a result of terminating and relocating employees during the year ended December 31, 2011 primarily related to the acquisition of InsWeb.
(e)	Stock-based compensation is recorded in the following line items:

	Year Ended December 31
	2013	2012	2011
(In thousands)
Cost of revenue	$790	$599	$445
Sales	1,767	1,387	899
Marketing	1,321	1,013	520
Product development	1,666	1,492	985
General and administrative(f)	6,604	4,629	2,660

Total	$12,148	$9,120	$5,509

(f)	Stock-based compensation for general and administrative excludes amounts related to CEO transition.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below as well as the risk factors described in our Annual Report on Form 10-K and any risk factors set forth in the documents that are incorporated in this prospectus supplement or the accompanying prospectus. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. Any of these risks could materially and adversely affect our business, financial condition, results of operations or cash flows and cause the value of our securities to decline, which could cause you to lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to an Investment in our Common Stock and this Offering

The price of our common stock may fluctuate significantly and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares of common stock at or above the price you paid for them. The market price for our common stock could fluctuate significantly for a number of other reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	future announcements concerning our business or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government regulation;

•	general market, economic and political conditions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	the number of shares to be publicly traded after this offering;

•	sales of common stock by the Apax Holders (defined below) or members of our management team;

•	adverse resolution of new or pending litigation against us;

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events; and

•	material weakness in our internal controls over financial reporting.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with the company, and these fluctuations could materially reduce our share price.

The Apax Holders will continue to be able to substantially influence our company and the outcome of all matters voted upon by our shareholders, and to prevent actions which a shareholder may otherwise view favorably.

After the consummation of this offering, Apax US VII, L.P. (“Apax US VII Fund”) and Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. (the “Apax Europe VII Funds” and, together, with Apax US VII Fund, the “Apax VII Funds”), which beneficially own Ben Holding S.à r.l., or any of its direct or subsequent transferees (other than pursuant to or widely distributed sale or open market purchase) (the “Apax Holders”), will indirectly beneficially own approximately 38.7% of our common stock, assuming that the underwriters do not exercise their option to purchase additional shares. In addition, the fourth amended and restated stockholders agreement that we entered into in connection with our initial public offering (which we refer to as the stockholders agreement) provides that the Apax Holders is entitled to designate nominees for election to our Board of Directors as follows: (i) a majority of the total number of directors comprising our Board of Directors for so long as the Apax Holders, directly or indirectly, beneficially owns 50% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (ii) 30% of the total number of directors comprising our Board of Directors for so long as the Apax Holders, directly or indirectly, beneficially owns 30% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; and (iii) 15% of the total number of directors comprising our Board of Directors for so long as the Apax Holders, directly or indirectly, beneficially owns 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors. Therefore, following this offering, Apax will, continue to be able to significantly influence or effectively control our decisions. See “Certain Relationships and Related Party Transactions—Stockholders Agreement,” incorporated by reference into this prospectus from our Definitive Proxy Statement.

The interests of the Apax Holders could conflict with or differ from your interests as a holder of our common stock. For example, the concentration of ownership held by the Apax Holders and the Apax Holders’ rights under the stockholders agreement could delay, defer or prevent a change of control of the company or impede a merger, takeover or other business combination that you as a stockholder may otherwise view favorably. In addition, a sale of a substantial number of shares of stock in the future by the Apax Holders could cause our stock price to decline.

Additionally, Apax is in the business of advising on investments in companies the Apax Holders hold (and they or other funds advised by Apax may from time to time in the future acquire) interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. They may also pursue acquisitions that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Even if we are no longer a “controlled company” within the meaning of the NYSE rules, we may continue to rely on exemptions from certain corporate governance requirements during a one-year transition period.

After the consummation of this offering, the Apax Holders will no longer control a majority of our voting common stock. As a result, following this offering we will no longer qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. The NYSE rules require that we appoint a majority of independent directors to the Board of Directors, and have compensation and nominating and governance committees composed entirely of independent directors, by                 , 2015, which is one year after the date we will no longer qualify as a “controlled company.” During this transition period, we may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consists of independent directors;

•

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors (with a written charter addressing specified purposes and responsibilities of the committee); and

•	the requirement that we have a compensation committee that is composed entirely of independent directors (with a written charter addressing specified purposes and responsibilities of the committee).

Accordingly, during these transition periods, stockholders will not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements. In addition, although we will no longer be a controlled company within the meaning of the NYSE rules, following this offering, the Apax Holders will continue to be able to significantly influence or effectively control our decisions.

We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We have no plans to pay regular dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants of our debt agreements, will be at the sole discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant.

The terms of our revolving credit agreement and the indenture governing our notes may restrict our ability to pay cash dividends on our common stock. Our debt instruments contain covenants that restrict our ability to pay dividends on our common stock, as well as the ability of our subsidiaries to pay dividends to us. Furthermore, we will be permitted under the terms of our debt instrument to incur additional indebtedness, which may restrict or prevent us from paying dividends on our common stock. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our common stock.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

Our certificate of incorporation provides for 350 million authorized shares, of which 300 million shares, par value $0.01, are designated as common stock and 50 million shares, par value $0.01, are designated as preferred stock. Both before and upon completion of this offering, we will have an aggregate of 39,803,694 shares of our common stock outstanding. The shares of our common stock beneficially owned by the Apax Holders following this offering, as well as any remaining shares of our common stock that were issued and outstanding prior to our initial public offering that have not been sold or had their legends removed pursuant to Rule 144, will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act and subject to any applicable lock-up agreements. In addition, we have granted the Apax Holders and Mr. Peter C. Morse demand and incidental registration rights, and we have also granted certain employees and others who own equity in the company incidental registration rights.

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition), or the perception that such sales could occur, including such sales by the Apax Holders, may adversely affect prevailing market prices for our common stock.

Delaware law and our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our Board of Directors. Among other things, these provisions:

•	classify our Board of Directors so that only some of our directors are elected each year;

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	provide our Board of Directors with the sole power to fix the number of directors or fill vacancies, as applicable;

•	authorize the issuance of “blank check” preferred stock without any need for action by stockholders;

•	eliminate the ability of stockholders to call special meetings of stockholders if the Apax Holders ceases to hold a majority of our outstanding common stock;

•	prohibit stockholders from acting by written consent if less than 40% of our outstanding common stock is owned by the Apax Holders; and

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

The foregoing factors, as well as the significant common stock ownership by the Apax Holders, could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board of Directors has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade our common stock or issue other negative commentary about our company or our industry. In addition, we may be unable or slow to attract research coverage. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price of our common stock could decline.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sales of shares of our common stock offered by it pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of our common stock, and we will bear all expenses, other than any underwriting commissions and discounts, attributable to the sale of securities by the selling stockholder. See “Selling Stockholder.”

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and do not anticipate paying any cash dividends for the common stock in the foreseeable future. Our ability to pay dividends on our common stock is currently limited by the covenants of our notes and revolving credit agreement and may be further restricted by the terms of any future debt or preferred securities. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

SELLING STOCKHOLDER

The following table sets forth certain information regarding the beneficial ownership of the common stock of Bankrate, Inc. with respect to the selling stockholder.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered in this Offering	Shares Beneficially Owned Upon Completion of this Offering (assuming no exercise of the Underwriters’ option to purchase additional shares)		Shares Beneficially Owned Upon Completion of this Offering (assuming full exercise of the Underwriters’ option to purchase additional shares)
Name and Address of Owner(1)	Number(1)	% of Class		Number(1)	% of Class	Number(1)	% of Class
Ben Holding S.à r.l.(2)	53,803,694	52.3%	14,000,000	39,803,694	38.7%	37,703,694	36.7%

(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)	Ben Holding S.à r.l. is beneficially owned by the Apax Holders. Apax Partners, L.P. is an advisor to Apax US VII Fund under an investment advisory agreement. Apax Partners LLP is an advisor to the Apax Europe VII Funds, under separate investment advisory contracts, and does not have the power to direct investments of any of the Apax VII Funds. Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, Apax Europe VII GP L.P. Inc., a Guernsey incorporated limited partnership, Apax US VII GP, Ltd., a Cayman Islands exempted limited company, Apax Europe VII GP Co. Limited, a Guernsey incorporated company, are general partners and/or controlling entities of the Apax VII Funds.

Apax Europe VII GP L.P. Inc., a Guernsey limited partnership, is the general partner of each of the Apax Europe VII Funds. Apax Europe VII GP Co. Limited, a Guernsey company, is the general partner of Apax Europe VII GP L.P. Inc. Apax Europe VII GP Co. Limited is responsible for the investments and general administration of the Apax Europe Funds. The directors of Apax Europe VII GP Co. Limited are Messrs. Andrew Guille, Jeremy Arnold, David Staples, Gordon Purvis and Simon Cresswell.

Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, is the general partner of the Apax US Fund. Apax US VII GP, Ltd., a Cayman Islands exempted limited company, is the general partner of Apax US VII GP, L.P. John F. Megrue, a citizen of the United States, owns 100% of the equity interests of Apax US VII GP, Ltd.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders who acquire such shares in this offering. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or any of the following:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or U.S. state or local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR COMMON STOCK CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. STATE OR LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, subject to the discussions below under the headings “Information Reporting and Backup Withholding” and “New Legislation,” any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares.

Dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of our Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussions below under the headings “Information Reporting and Backup Withholding” and “New Legislation,” withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses. We do not believe we have been and do not currently anticipate becoming a U.S. real property holding corporation.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

New Legislation

Under recently enacted legislation and administrative guidance, a United States federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying its direct and indirect U.S. owners. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on dividends paid with respect to our common stock after June 30, 2014 to, and on gross proceeds from sales or other dispositions of our common stock after December 31, 2016 by, foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of our common stock) that fail to satisfy the above requirements. Prospective non-U.S. holders should consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

The company, the selling stockholder and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriter	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets, LLC
Stephens Inc.

Total	14,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,100,000 shares from the selling stockholder, in aggregate. If the underwriters exercise their option to purchase additional shares in full, the selling stockholder will sell up to an additional 2,100,000 shares of common stock. The underwriters may exercise that option for 30 days.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,100,000 additional shares.

Paid by the Selling Stockholder

	No Exercise	Full Exercise
($ in thousands, except per share data)
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. If all the shares are not sold at the public offering price, Goldman, Sachs & Co. may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and the selling stockholder have agreed with the underwriters, subject to certain exceptions, not to sell, short sell or otherwise dispose of any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. Along with other customary exceptions, sales pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock will be permitted; provided that such trading plan was established prior to the date hereof and not subsequently amended.

The offering price will be negotiated between the selling shareholder and the underwriters. Among the factors to be considered in determining the offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

The shares are listed on the New York Stock Exchange under the symbol “RATE.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of shares of common stock than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of common stock from the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which it may purchase additional shares of common stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.57 I, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FlNMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“VISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             million.

The company and selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Affiliates of certain of the underwriters are lenders under our credit agreement. The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon for us the validity of the shares of our common stock offered hereby. The underwriters have been represented by Kirkland  & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

BANKRATE, INC.

Common Stock

Certain of the selling stockholders described in this prospectus under the heading “Selling Stockholders,” which may include the beneficial owner of a majority of Bankrate, Inc.’s outstanding shares of common stock as well as certain of our current and former officers and directors, may offer and sell, from time to time in the future, shares of our common stock in amounts, at prices, and on other terms to be determined at the time of the offering and by any means described in this Prospectus under “Plan of Distribution.” We will bear all costs, fees and expenses in connection with offerings of the selling stockholders’ securities. The selling stockholders will pay all commissions and discounts, if any, attributable to the sale or disposition of their shares of our securities. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

This prospectus provides you with a general description of our common stock. You should read this prospectus and any applicable prospectus supplement carefully and any document we incorporate by reference into this prospectus and any accompanying prospectus supplement before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our common stock is traded on the New York Stock Exchange under the symbol “RATE.”

Investing in our common stock involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. See “Information Incorporated by Reference.”

This prospectus is dated February 27, 2014.

-i-

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014, and our other reports filed from time to time with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any prospectus supplement hereto. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. The risks and uncertainties described in the prospectus supplement and the documents we incorporate by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Concerning Forward-Looking Statements” below.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders may from time to time sell our securities in one or more offerings.

Each time the selling stockholders sell securities in an offering using this prospectus we will provide a prospectus supplement containing specific information about the terms of the offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to the offering or the common stock. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information and documents incorporated by reference herein, as described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference into this prospectus or the prospectus supplement is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our securities. Our business, financial condition, results of operations or cash flows may have changed since the date of the applicable document.

When we refer to “Bankrate”, “we”, “our”, and “us” in this prospectus, we mean Bankrate, Inc.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, revenues, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon certain assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on, and speak only as of, the respective date of the document incorporated by reference or the date of this prospectus.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are discussed under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K and other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. All forward-looking information in this prospectus and documents incorporated by reference herein and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

Some of the factors that we believe could affect our results include, without limitation: the willingness of our advertisers to advertise on our websites or mobile applications; increased competition and its effect on our website traffic, advertising rates, margins and market share; our dependence on internet search engines to attract a significant portion of the visitors to our websites or mobile applications; the number of consumers seeking information on the financial products we have on our websites or mobile applications; interest rate volatility; technological changes; our ability to manage traffic on our websites or mobile applications and service interruptions; our ability to maintain and develop our brands and content; the fluctuations of our results of operations from period to period; our indebtedness and the effect such indebtedness may have on our business; our need and our ability to incur additional debt or equity financing; our ability to integrate the operations and realize the expected benefits of businesses that we have acquired and may acquire in the future; the effect of unexpected liabilities we assume from our acquisitions; changes in application approval rates by our credit card issuer customers; our ability to successfully execute on our strategy, including without limitation our insurance quality initiative and our mobile strategy, and the effectiveness of our strategy; our ability to attract and retain executive officers and personnel; the impact of defense of and resolution of lawsuits to which we are a party; our ability to protect our intellectual property; the effects of facing liability for content on our websites or mobile applications; our ability to establish and maintain distribution arrangements; our ability to maintain good working relationships with our customers and third-party providers and to continue to attract new customers; the effect of our expansion of operations in the United Kingdom and China and possible expansion to other international markets, in which we may have limited experience; the willingness of consumers to accept the Internet and our online network as a medium for obtaining financial product information; the strength of the U.S. economy in general and the financial services industry in particular; changes in monetary and fiscal policies of the U.S. Government; changes in consumer spending and saving habits; review of business and operations by regulatory authorities; changes in the legal and regulatory environment; changes in accounting principles, policies, practices or guidelines; and our ability to manage the risks involved in the foregoing.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus or the documents incorporated by reference may not in fact occur. Accordingly, investors should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our corporate website at www.bankrate.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on those websites is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede, or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement related to this prospectus until the termination of the offering of these securities:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014;

•

The information set forth under the captions “Proposal 1: Election of Directors,” “Corporate Governance,” “Executive Officers,” “Executive Compensation,” “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2013; and

•	Current Report on Form 8-K filed on September 3, 2013.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document at no cost to you by requesting them in writing or by telephone from us at the following address:

Bankrate, Inc.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

Attn: Investor Relations

Telephone: (561) 630-2400

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus. You may request a copy of these filings at the address and telephone number set forth above.

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about Bankrate. The agreements may contain representations and warranties by Bankrate or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

THE COMPANY

Bankrate is a leading publisher, aggregator and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, our flagship website, and other owned and operated personal finance websites, including, but not limited to, CreditCards.com, Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, InsuranceQuotes.com, CarInsuranceQuotes.com, AutoInsurance-Quotes.com, InsureMe.com, and NetQuote.com, and our online network had over 250 million visits in 2013. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of approximately 600 local markets in all 50 U.S. states, Bankrate generates approximately 180,000 distinct rate tables capturing, on average, over three million pieces of information weekly. Bankrate develops and provides web services to over 100 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, CNN Money, CNBC and Comcast. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Our principal executive offices are located at 11760 U.S. Highway One, Suite 200, North Palm Beach, Florida 33408. Our website is located at www.bankrate.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities by selling stockholders. We will bear all costs, fees and expenses in connection with offerings of the selling stockholders’ securities. The selling stockholders will pay all commissions and discounts, if any, attributable to the sale or disposition of their shares of our securities.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time of shares of our common stock by selling stockholders. Where applicable, information about selling stockholders, including their identities, the common stock to be registered on their behalf and the amounts to be sold by them, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus. The selling stockholders may include the beneficial owner of a majority of Bankrate’s outstanding shares of common stock as well as certain of our current and former officers and directors.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our certificate of incorporation and bylaws, and of specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to our second amended and restated certificate of incorporation (our “certificate of incorporation”), our second amended and restated bylaws (our “bylaws”) and the Delaware General Corporation Law, or “DGCL.”

General

Pursuant to our certificate of incorporation, our capital stock consists of 350,000,000 total authorized shares, of which 300,000,000 shares, par value $0.01 per share, are designated as “common stock” and 50,000,000 shares, par value $0.01 per share, are designated as “preferred stock.” As of February 18, 2014, there were 102,804,500 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Pursuant to our certificate of incorporation, shares of preferred stock are issuable from time to time, in one or more series, with the designations of the series, the voting rights (if any) of the shares of the series, the powers, preferences and relative, participation, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof as our board of directors from time to time may adopt by resolution, subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our certificate of incorporation and our bylaws, the number of directors comprising our board of directors will be determined from time to time by our board of directors, and only a majority of the board of directors may fix the number of directors. We currently avail ourselves of the “controlled company” exception under New York Stock Exchange (“NYSE”) rules which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating and governance committees composed entirely of independent directors. In the event that we cease to be a controlled company, under the NYSE rules, we will be required to (1) have a majority of independent directors on our board of directors within one year following our ceasing to be a controlled company; (2) create a nominating and governance committee of our board of directors composed entirely of independent directors within one year following our ceasing to be a controlled company; and (3) cause our compensation committee to be composed entirely of independent directors within the same time period. In addition, the NYSE transition rules will require us to have at least one independent director on each of our compensation and nominating and governance committees once we cease to be a controlled company, and a majority of these committees to be comprised of independent directors within 90 days following such event. We are currently subject to the requirement that we have an audit committee of at least three members composed entirely of independent directors. We have eight directors and each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

The Stockholders Agreement we entered into with Ben Holding S.à r.l. and certain members of our management provides that Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., and Apax Europe VII-1, L.P., which beneficially own Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase) (the “Apax Holders”), are entitled to designate nominees for election to our board of directors as follows: (i) a majority of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 50% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (ii) 30% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 30% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; and (iii) 15% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors. Thereafter the Apax Holders will no longer be entitled to designate any nominees for election to the board of directors except pursuant to our general director nomination process generally applicable to all stockholders which is described below. For purposes of calculating the number of directors that the Apax Holders are entitled to designate pursuant to the formulas described above, any fractional amounts will be rounded up to the nearest whole number and the calculation will be made taking into account the increase in the size of our board of directors (e.g., one and one quarter (1 1/4) directors will equate to two (2) directors). All parties to the Stockholders Agreement are obligated to vote in favor of the Apax Holders’ nominees. In addition, the Apax Holders, will have the right to remove and replace any or all of its director-nominees at any time and for any reason and to designate any individual(s) to fill any such vacancies. In addition, (i) for so long as the Apax Holders, directly or indirectly, beneficially own a majority of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, a majority of the members of each committee of our board of directors will be directors nominated by the Apax Holders, and (ii) for so long as the Apax Holders, directly or indirectly, beneficially own 5% or more the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, at least one member of each committee of our board of directors will be a director nominated by the Apax Holders, in each case to the extent permitted by law and applicable stock exchange rules. At the option of the Apax Holders, the Company will cause the board of directors of any of its subsidiaries (and any committees of such board) to have the same proportionate representation as the board of directors of the Company (and of each committee thereof).

Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation also provide that stockholders do not have the right to cumulative votes in the election of directors.

Our certificate of incorporation and bylaws provides that, except to the extent otherwise provided in the Stockholders Agreement, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, subject to the Apax Holders’ rights as described above.

Special Meetings of Stockholders

Our certificate of incorporation provides that special meetings of our stockholders may be called at any time by the holders representing a majority of the outstanding voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors; provided, however, that from and after such time as the Apax Holders cease to beneficially own, in the aggregate, a majority of the outstanding voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, special meetings of our stockholders may be called at any time only by or at the direction of the chairman of our board of directors, the board of directors, a committee of the board of directors which has been designated by the board of directors.

Certain Corporate Anti-Takeover Provisions

Certain provisions in our certificate of incorporation, our bylaws and the DGCL summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. See “— Preferred Stock.”

Classified Board; Number of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible and the number of directors on our board may be fixed only by the majority of our board of directors, as described above in “—Composition of Board of Directors; Election and Removal of Directors.”

Removal of Directors, Vacancies

Our certificate of incorporation provides that (i) prior to the first date on which the Apax Holders beneficially own less than a majority in outstanding voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of holders representing at least a majority of the outstanding voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) on or after the date on which the Apax Holders beneficially own, in the aggregate, less than a majority but more than 10% of the outstanding voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, directors may be removed only for cause and only upon the affirmative vote of holders representing at least 75% of the outstanding voting power of all the then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class. Thereafter, directors may be removed only for cause and only upon the affirmative vote of holders representing at least a majority in outstanding voting power of all then outstanding shares of stock entitled to vote generally in the election of directors. In addition, our bylaws provide that, except as set forth in the Stockholders Agreement, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, and in the event there is only one director remaining in office, by such sole remaining director.

No Cumulative Voting

Our certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

Calling of Special Meetings of Stockholders

Our certificate of incorporation provides that special meetings of our stockholders may be called at any time by the holders representing a majority of the outstanding voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors; provided, however, that from and after such time as the Apax Holders cease to beneficially own, in the aggregate, a majority of the outstanding voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, special meetings of our stockholders may be called at any time only by or at the direction of the chairman of our board of directors, the board of directors, a committee of the board of directors which has been designated by the board of directors.

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided in a corporation’s certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent from and after such time as the Apax Holders cease to beneficially own, in the aggregate, at least 40% of the outstanding voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year’s annual meeting of stockholders. Our bylaws also specifies requirements as to the form and content of a stockholder’s notice. These provisions, which do not apply to the Apax Holders with respect to their board nomination rights described above, may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless, among certain other exceptions:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by out board of directors and by the affirmative vote of holders representing at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that the Apax Holders, until they cease to beneficially own, in the aggregate, 10% of our voting stock, and any of their direct or indirect transferees and any group as to which such persons are a party, until any such transferee or group ceases to beneficially own, in the aggregate, 10% of our voting stock, do not constitute “interested stockholders” for purposes of this provision.

All the foregoing proposed provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Corporate Opportunity

Our certificate of incorporation provides that, for so long as the Apax Holders have the right to nominate any directors to our board of directors as described above, we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for the Apax Holders, and certain related persons or the members of the board of directors who are not our employees (including any directors who also serve as officers). We do not renounce our interest in any corporate opportunity offered to any such director or officer if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer.

Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any other action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the state of Delaware (or, if and only if the Court of Chancery dismisses any such action for lack of subject matter jurisdiciton, another state court sitting in the State of Delaware).

Amendment of Our Certificate of Incorporation; Supermajority Provisions

The DGCL provides generally that the affirmative vote of holders representing a majority of the outstanding shares of stock entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that before the first date on which the Apax Holders cease to beneficially own more than 10% in outstanding voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended only by the affirmative vote of holders representing at least 75% of the shares of common stock entitled to vote generally in the election of directors:

•	classified board (the election and term of our directors);

•	the resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	filling vacancies on the board of directors and newly created directorships;

•	the indemnification provisions; and

•	the amendment provision requiring that the above provisions be amended only with a 75% majority vote.

Amendment of Our Bylaws

Our certificate of incorporation grants the board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation. Our bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the board of directors or of the stockholders; provided that, on or after the first date on which the Apax Holders cease to beneficially own a majority of, and until the first date on which the Apax Holders cease to beneficially own more than 10% of, the voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, the following provisions in our bylaws may be amended only by the affirmative vote of holders representing at least 75% of the shares of common stock entitled to vote generally in the election of directors:

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding eligibility requirements for nominees for election as a director;

•	the provisions regarding the conduct of meetings of stockholders;

•	the provisions regarding the procedure and required vote for the election of directors;

•	the resignation and removal of directors;

•	filling vacancies on the board of directors;

•	the indemnification provisions; and

•	the provisions regarding bylaw amendments.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that no director will be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our certificate of incorporation provides that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it is determined that he or she is not entitled to be indemnified.

Listing

Our common stock is listed on the NYSE under the trading symbol “RATE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell their shares of our common stock under this prospectus in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	underwriters or broker-dealers may agree with any selling stockholders to sell a number of such shares at a stipulated price per share.

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

The selling stockholders may also sell their shares of common stock under Rule 144 of the Securities Act, or any other available exemption, rather than this prospectus.

In addition, any selling stockholder may enter into option, share lending or other types of transactions that require such selling stockholder to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. Any selling stockholder may enter into hedging transactions with respect to our securities. For example, such selling stockholder may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require the delivery of shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus;

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, pledged shares; or

•	enter into transactions in which an underwriter or broker-dealer makes purchases as principal for resale for its own account or through other types of transactions.

The prospectus supplement with respect to each series of securities will state the terms of the offering, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers.

If any selling stockholders use underwriters or dealers in the sale, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

If underwriters are used in the sale of the common stock, the shares may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares.

If indicated in an applicable prospectus supplement, we or selling stockholders may sell the common stock through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions that we or any selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or any selling stockholder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or any selling stockholders pay for solicitation of these delayed delivery contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us and by any selling stockholder against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or any selling security holder in the ordinary course of business.

Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

If 5% or more of the net proceeds of any offering made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Wachtell, Lipton, Rosen & Katz will pass upon for us the validity of the securities offered hereby. If any legal matters in connection with offerings made in connection with this prospectus are passed upon by other counsel for underwriters, dealers or agents, such counsel will be named in the prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Common Stock

PROSPECTUS SUPPLEMENT

                    , 2014